Exhibit 99.1
HYATT REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
CHICAGO (February 13, 2025) - Hyatt Hotels Corporation ("Hyatt," "the Company," "we," "us," or "our") (NYSE: H) today reported fourth quarter and full year 2024 results. Highlights include:
•Comparable system-wide hotels RevPAR growth was 5.0% in the fourth quarter and 4.6% for the full year of 2024, compared to the same periods in 2023
•Comparable system-wide all-inclusive resorts Net Package RevPAR growth was 2.9% in the fourth quarter and 4.4% for the full year of 2024
•Net rooms growth was 7.8% for the full year of 2024, in line with the full year outlook for 2024
•Net income (loss) was $(56) million in the fourth quarter and $1,296 million for the full year of 2024. Adjusted net income was $40 million in the fourth quarter and $375 million for the full year of 2024
•Diluted EPS was $(0.58) in the fourth quarter and $12.65 for the full year of 2024. Adjusted Diluted EPS was $0.42 in the fourth quarter and $3.66 for the full year of 2024
•Adjusted EBITDA was $255 million in the fourth quarter and $1,096 million for the full year of 2024
•Pipeline of executed management or franchise contracts was approximately 138,000 rooms
•Repurchased approximately 8 million shares of Class A and Class B common stock for an aggregate purchase price of $1,190 million for the full year of 2024, returning $1,250 million to shareholders through dividends and share repurchases
•2025 full year comparable system-wide hotels RevPAR growth is projected to increase 2.0% to 4.0% on a constant currency basis, compared to the full year of 2024
•2025 full year net rooms growth is projected to be 6.0% to 7.0%, compared to the full year of 2024
•2025 full year net income is projected between $190 million and $240 million
•2025 full year Adjusted EBITDA is projected between $1,100 million and $1,150 million
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "The purposeful evolution of our business model and strong brand focus has accelerated our network effect benefiting each of our stakeholders. Our fourth quarter results demonstrate the strength of our commercial offerings, as evidenced by the growth of the World of Hyatt loyalty program, which reached approximately 54 million members. Our operating results and industry leading net rooms growth allowed us to achieve record levels of gross fees while returning over $1.2 billion to shareholders in 2024."
Refer to the table on schedule A-8 for a summary of special items impacting Adjusted Net Income (Loss) and Adjusted Diluted EPS in the three months and year ended December 31, 2024 and December 31, 2023.
Note: All RevPAR growth and ADR growth percentage changes are in constant dollars. All Net Package RevPAR growth and Net Package ADR growth percentage changes are in reported dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on schedule A-6.

Fourth Quarter Results and Highlights

(in millions)	Three Months Ended December 31,
	2024	2023	Change (%)
Management and franchising	$219	$205	7.2%
Owned and leased	57	90	(36.5)%
Distribution	20	6	199.6%
Overhead	(41)	(52)	21.8%
Eliminations	—	—	(51.4)%
Adjusted EBITDA	$255	$249	2.4%
Adjusted EBITDA increased 20.3% in the fourth quarter of 2024, compared to the same period in 2023, when adjusted for the net impact of asset sales.
•Management and franchising: Results reflected strong business and leisure transient travel while group demand during the fourth quarter was impacted by the shift of the Jewish holidays and the U.S. election in November. In the United States, performance was driven by the continued recovery in business transient travel. Greater China hotels RevPAR growth was flat to last year, a significant improvement from third quarter 2024 results as business transient travel benefited Mainland China hotels. International inbound travel continues to be a driver of growth in Asia Pacific excluding Greater China.
•Owned and leased: Adjusted EBITDA increased 5.1% in the fourth quarter, compared to the same period in 2023, when adjusted for the net impact of transactions. Comparable owned and leased margin increased to 20.5%, up 70 bps, in the fourth quarter driven by strong rates compared to the same period in 2023.
•Distribution: Results for the fourth quarter were impacted by Hurricane Milton and lower booking volumes, partially offset by lower overhead costs. Excluding the impact of the UVC Transaction, Adjusted EBITDA decreased $4 million.
Openings and Development
In the fourth quarter, 81 new hotels (or 20,721 rooms) joined Hyatt's portfolio, inclusive of properties acquired through the Standard International and Bahia Principe transactions. Notable openings included Grand Hyatt Deer Valley, Dreams Madeira Resort Spa & Marina, Park Hyatt London River Thames, Thompson Palm Springs, and nine UrCove properties.
As of December 31, 2024, the Company had a pipeline of executed management or franchise contracts for approximately 720 hotels (or approximately 138,000 rooms), representing pipeline expansion of approximately 9% year over year.
Transactions and Capital Strategy
During the fourth quarter of 2024, the Company:
•Acquired Standard International, as previously announced, on October 1, 2024 for approximately $150 million and up to an additional $185 million of contingent consideration.
•Closed the Bahia Principe Transaction on December 27, 2024 for €359 million (approximately $374 million). Additional deferred consideration of €60 million is payable at future dates.
•Completed the asset acquisition of three Alua properties on November 15, 2024 for €117 million (approximately $123 million) and assumed $53 million of long-term debt as part of the transaction. The Company intends to sell these assets and has begun the marketing process.
•Sold Hyatt Regency O'Hare Chicago for gross proceeds of $40 million on December 10, 2024 to an unrelated third party and entered into a long-term franchise agreement. The Company provided $20 million of seller financing and committed to loan up to $45 million for a future renovation.
•Sold its ownership interests in two unconsolidated hospitality ventures, Park Hyatt Los Cabos at Cabo Del Sol hotel and residences on December 13, 2024 and Hyatt Centric Downtown Nashville on December 17, 2024, and retained long-term management agreements.
On February 10, 2025, the Company announced it entered into an agreement to acquire all outstanding shares of Playa Hotels & Resorts N.V. ("Playa") for $13.50 per share, or approximately $2.6 billion, inclusive of approximately $900 million of debt, net of cash ("Playa Transaction"). At closing, the Company expects to announce a new commitment to realize at least $2.0 billion of proceeds from asset sales by the end of 2027. This commitment may include existing assets owned by Hyatt and properties owned by Playa. The Company expects its asset-light earnings mix to exceed 90% on a pro forma basis in 2027. At closing, the Company expects to fund 100% of the acquisition with new debt financing, and, following the close of the transaction, the Company expects to pay down over 80% of that financing with anticipated proceeds from the aforementioned asset sales.

Balance Sheet and Liquidity
As of December 31, 2024, the Company reported the following:
•Total debt of $3,782 million.
•Pro rata share of unconsolidated hospitality venture debt of $370 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.9 billion with $1,383 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,497 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
On November 20, 2024, the Company issued and sold $150 million of senior notes due 2029 at an issue price of 99.693%, forming a single series of an aggregate $600 million of 5.250% senior notes due 2029, of which $450 million principal amount was issued on June 17, 2024, and $450 million of 5.375% senior notes due 2031 at an issue price of 99.745%. In the fourth quarter, the Company received approximately $594 million of net proceeds, after deducting underwriting discounts and other offering expenses, and intends to use the net proceeds from the offering to repay all of the 5.375% senior notes due 2025 at or prior to their maturity on April 23, 2025.
The Company repurchased a total of 69,194 shares of Class A common stock for approximately $11 million in the fourth quarter and repurchased a total of 4,362,776 shares of Class A and 3,629,480 shares of Class B common stock for approximately $1,190 million for the full year of 2024. The Company ended the fourth quarter with 42,613,090 Class A and 53,531,579 Class B shares issued and outstanding. During the full year of 2024, the Company returned $1,250 million to shareholders, inclusive of dividends and share repurchases. As of December 31, 2024, the Company has approximately $971 million remaining under its share repurchase authorization.
The Company's board of directors has declared a cash dividend of $0.15 per share for the first quarter of 2025. The dividend is payable on March 12, 2025 to Class A and Class B stockholders of record as of February 28, 2025.
2025 Outlook
The Company is providing the following outlook for the 2025 fiscal year. Refer to slide 13 in the fourth quarter and full year 2024 investor presentation for Adjusted EBITDA outlook growth, adjusted for asset sales. The Company is not providing an outlook for capital returns to shareholders at this time due to the pending Playa Transaction.

Full Year 2025 vs. 2024
System-Wide Hotels RevPAR[1] Growth	2.0% to 4.0%
Net Rooms Growth	6.0% to 7.0%
(in millions)	Full Year 2025
Net Income	$190 - $240
Gross Fees	$1,200 - $1,230
Adjusted G&A Expenses[2,3]	$450 - $460
Adjusted EBITDA[2]	$1,100 - $1,150
Capital Expenditures	Approx. $150
Adjusted Free Cash Flow[2]	$450 - $500
1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. System-wide hotels RevPAR growth percentage for 2025 vs. 2024 is based on comparable hotels.
2 Refer to the tables on schedule A-11 for a reconciliation of estimated net income attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
3 During the year ended December 31, 2024, the Company revised its definition of Adjusted EBITDA to exclude transaction and integration costs and recast prior-period results to provide comparability. Refer to page A-6 of the schedules for additional detail.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 Outlook. The Company's 2025 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, February 13, 2025, at 9:00 a.m. CT.
Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 800.715.9871 (U.S. Toll-Free) or 646.307.1963 (International Toll Number) using conference ID# 2303828 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available Thursday, February 13, 2025 at 12:00 p.m. CT until Wednesday, February 19, 2025 at 10:59 p.m. CT by dialing: 800.770.2030 (U.S. Toll-Free) or 647.362.9199 (International Toll Number) using conference ID# 2303828. An archive of the webcast will be available on the Company's website for 90 days.
Investor Contacts
•Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
•Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com
Media Contact
•Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company's plans, strategies, outlook, the number of properties we expect to open in the future, the expected timing and payment of dividends, the Company's 2025 outlook, including the Company's expected System-wide Hotels RevPAR Growth, Net Rooms Growth, Net Income, Gross Fees, Adjusted G&A Expenses, Adjusted EBITDA, Capital Expenditures, and Adjusted Free Cash Flow, the proposed Playa acquisition and our ability to consummate and finance the acquisition, method of financing the acquisition, outcomes of the proposed acquisition, including impact on asset-light earnings mix, our ability to reduce our owned real estate asset base within targeted timeframes and at expected values, financial performance, prospective or future events and involve known and unknown risks that are difficult to predict. As a result, the Company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and the Company's management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the effects that the announcement or pendency of the proposed Playa acquisition may have on us, Playa and our respective business and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we or they do business; inability to obtain required regulatory or government approvals or to obtain such approvals on satisfactory conditions; inability to obtain sufficient stockholder tender of Playa ordinary shares, stockholder approval or to satisfy other closing conditions; inability to obtain financing; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the effects that any termination of the definitive agreement may have on us or our business; failure to successfully complete the proposed acquisition; legal proceedings that may be instituted related to the proposed acquisition; significant and unexpected costs, charges or expenses related to the proposed acquisition; risks associated with potential divestitures, including of Playa real estate or business; ability or failure to successfully integrate the acquisition with existing operations; ability to realize anticipated synergies or obtain the results anticipated; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as hurricanes, earthquakes, tsunamis, tornadoes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve specified levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and manage the Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income; Adjusted Diluted EPS; Adjusted EBITDA; Adjusted G&A Expenses; Free Cash Flow; and Adjusted Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt); the Hyatt TikTok account (tiktok.com/@hyatt); the Hyatt X account (x.com/hyatt); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to its guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of December 31, 2024, the Company's portfolio included more than 1,400 hotels and all-inclusive properties in 79 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Sunscape® Resorts & Spas, and Alua Hotels & Resorts®; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Studios, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUES:
Base management fees	$104	$93	$399	$374
Incentive management fees	72	65	242	232
Franchise and other fees	118	92	458	364
Gross fees	294	250	1,099	970
Contra revenue	(13)	(13)	(69)	(47)
Net fees	281	237	1,030	923
Owned and leased	264	355	1,174	1,339
Distribution	205	215	1,023	1,047
Other revenues	11	62	69	300
Revenues for reimbursed costs	841	791	3,352	3,058
Total revenues	1,602	1,660	6,648	6,667

DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	136	167	548	578
Owned and leased	209	269	925	1,022
Distribution	185	190	875	859
Other direct costs	13	70	94	336
Transaction and integration costs (a)	16	11	42	42
Depreciation and amortization	76	100	333	397
Reimbursed costs	887	842	3,457	3,144
Total direct and general and administrative expenses	1,522	1,649	6,274	6,378

Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	3	29	49	55
Equity earnings (losses) from unconsolidated hospitality ventures	(1)	(5)	31	(1)
Interest expense	(52)	(40)	(180)	(145)
Gains (losses) on sales of real estate and other	(22)	—	1,245	18
Asset impairments	(161)	(17)	(213)	(30)
Other income (loss), net	105	31	257	124
Income (loss) before income taxes	(48)	9	1,563	310

Benefit (provision) for income taxes	(8)	17	(267)	(90)
Net income (loss)	(56)	26	1,296	220
Net income attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to Hyatt Hotels Corporation	$(56)	$26	$1,296	$220

EARNINGS PER CLASS A AND CLASS B SHARE:
Net income (loss) attributable to Hyatt Hotels Corporation—Basic	$(0.58)	$0.26	$12.99	$2.10
Net income (loss) attributable to Hyatt Hotels Corporation—Diluted	$(0.58)	$0.25	$12.65	$2.05

Basic weighted-average shares outstanding	96.2	103.2	99.8	104.9
Diluted weighted-average shares outstanding	96.2	106.1	102.4	107.7
(a) During the year ended December 31, 2024, the Company presented a new financial statement line item to provide enhanced visibility on its consolidated statements of income (loss) and reclassified prior-period results for comparability. Transaction and integration costs includes: (i) integration costs, which were previously recognized in integration costs during the three months ended March 31, 2024 and general and administrative expenses during the years ended December 31, 2023 and December 31, 2022 and primarily include expenses incurred related to the integration of recently acquired businesses, including certain compensation expenses, professional fees, sales and marketing expenses, and technology expenses; (ii) transaction costs for potential transactions, primarily related to professional fees incurred for acquisitions and dispositions, which were previously recognized in general and administrative expenses; and (iii) transaction costs for transactions completed in the period, primarily related to professional fees incurred for acquisitions, which were previously recognized in other income (loss), net. Transaction costs incurred during the period of a completed disposition continue to be recognized in gains (losses) on sales of real estate and other.

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Geography

	Three Months Ended December 31,
(in constant $)	RevPAR		Occupancy		ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
System-wide hotels (a)	$140.87	5.0%	68.9%	2.1% pts	$204.40	1.8%
United States	$142.15	3.1%	67.3%	1.5% pts	$211.14	0.8%
Americas (excluding United States)	$168.11	9.1%	66.7%	0.5% pts	$251.86	8.2%
Greater China	$91.66	(0.2)%	72.0%	3.4% pts	$127.28	(4.9)%
Asia Pacific (excluding Greater China)	$160.52	12.2%	73.7%	2.2% pts	$217.74	8.7%
Europe	$152.56	7.0%	68.5%	2.9% pts	$222.87	2.5%
Middle East & Africa	$163.67	10.7%	72.7%	6.2% pts	$224.98	1.3%

Owned and leased hotels (b)	$235.88	4.7%	72.5%	1.3% pts	$325.38	2.8%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
System-wide all-inclusive resorts (c)	$238.76	2.9%	74.3%	1.0% pts	$321.34	1.5%
Americas (excluding United States)	$263.70	1.7%	72.5%	0.0% pts	$363.72	1.6%
Europe (d)	$136.69	12.9%	81.7%	5.2% pts	$167.37	5.7%

	Year Ended December 31,
(in constant $)	RevPAR		Occupancy		ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
System-wide hotels (a)	$142.48	4.6%	69.9%	2.0% pts	$203.70	1.6%
United States	$147.34	1.8%	70.0%	1.0% pts	$210.47	0.3%
Americas (excluding United States)	$177.01	9.3%	69.3%	2.4% pts	$255.60	5.5%
Greater China	$89.50	(0.1)%	70.2%	2.8% pts	$127.44	(4.1)%
Asia Pacific (excluding Greater China)	$146.02	15.3%	71.6%	4.6% pts	$203.97	7.9%
Europe	$166.66	10.9%	68.7%	3.7% pts	$242.75	5.0%
Middle East & Africa	$133.56	6.7%	67.1%	2.5% pts	$199.12	2.7%

Owned and leased hotels (b)	$220.62	5.1%	73.1%	2.2% pts	$301.60	1.9%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
System-wide all-inclusive resorts (c)	$243.95	4.4%	75.3%	1.3% pts	$323.89	2.7%
Americas (excluding United States)	$277.53	3.0%	73.1%	0.3% pts	$379.91	2.7%
Europe (d)	$142.32	14.0%	82.2%	4.4% pts	$173.18	7.9%
(a) Consists of hotels that the Company manages, franchises, owns, leases, or provides services to, excluding all-inclusive properties.
(b) Excludes unconsolidated hospitality ventures and all-inclusive leased properties.
(c) Consists of all-inclusive properties that the Company manages, franchises, leases, or provides services to.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Brand
(Chain scale classification as defined by Smith Travel Research)

	Three Months Ended December 31,
(in constant $)	RevPAR		Occupancy		ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite Luxury (a)	$208.43	7.7%	69.3%	2.4% pts	$300.94	4.1%
Andaz	$264.91	11.2%	74.0%	4.1% pts	$358.09	5.1%
Grand Hyatt	$168.58	4.0%	69.2%	1.1% pts	$243.66	2.3%
Park Hyatt	$314.42	13.3%	70.9%	3.5% pts	$443.45	7.7%
The Unbound Collection by Hyatt	$175.71	7.2%	63.9%	3.6% pts	$275.08	1.2%

Composite Upper Upscale (b)	$133.59	3.2%	67.5%	1.7% pts	$197.87	0.6%
Hyatt Centric	$172.41	7.8%	76.4%	2.3% pts	$225.55	4.6%
Hyatt Regency	$128.29	2.3%	66.3%	1.6% pts	$193.38	(0.1)%
JdV by Hyatt	$107.55	3.6%	63.5%	2.3% pts	$169.45	(0.2)%

Composite Upscale & Upper Midscale (c)	$102.40	4.3%	70.6%	2.3% pts	$144.96	0.9%
Hyatt House	$117.31	3.1%	72.4%	2.1% pts	$162.05	0.2%
Hyatt Place	$100.97	5.0%	69.8%	2.4% pts	$144.66	1.4%
UrCove	$45.51	(4.0)%	77.0%	3.2% pts	$59.13	(8.0)%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite All-inclusive (d)(e)	$238.76	2.9%	74.3%	1.0% pts	$321.34	1.5%
Dreams Resorts & Spas	$210.32	2.8%	72.0%	0.3% pts	$292.27	2.5%
Secrets Resorts & Spas	$287.38	2.0%	77.4%	0.9% pts	$371.07	0.8%
Alua Hotels & Resorts	$100.92	12.0%	84.4%	4.0% pts	$119.57	6.7%

	Year Ended December 31,
(in constant $)	RevPAR		Occupancy		ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite Luxury (a)	$202.41	6.4%	68.7%	2.5% pts	$294.54	2.5%
Andaz	$241.29	6.6%	72.0%	3.5% pts	$335.16	1.5%
Grand Hyatt	$170.49	3.2%	69.7%	1.0% pts	$244.68	1.7%
Park Hyatt	$277.48	11.4%	67.2%	3.4% pts	$413.16	5.9%
The Unbound Collection by Hyatt	$203.29	10.1%	65.1%	5.1% pts	$312.42	1.6%

Composite Upper Upscale (b)	$137.11	4.2%	68.9%	2.1% pts	$199.01	1.0%
Hyatt Centric	$162.20	7.6%	75.9%	4.4% pts	$213.84	1.4%
Hyatt Regency	$134.91	3.6%	68.2%	1.8% pts	$197.84	0.9%
JdV by Hyatt	$109.78	5.3%	63.7%	2.3% pts	$172.37	1.5%

Composite Upscale & Upper Midscale (c)	$106.80	2.7%	72.3%	1.5% pts	$147.71	0.6%
Hyatt House	$123.78	2.7%	74.8%	1.6% pts	$165.44	0.4%
Hyatt Place	$105.04	2.8%	71.5%	1.3% pts	$146.92	0.8%
UrCove	$44.86	(3.5)%	73.7%	2.6% pts	$60.83	(7.0)%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite All-inclusive (d)(e)	$243.95	4.4%	75.3%	1.3% pts	$323.89	2.7%
Dreams Resorts & Spas	$219.10	7.0%	73.8%	1.8% pts	$296.95	4.4%
Secrets Resorts & Spas	$291.17	2.6%	75.2%	1.3% pts	$386.95	0.8%
Alua Hotels & Resorts	$119.70	11.7%	85.7%	2.7% pts	$139.62	8.1%
(a) Includes Alila, Andaz, Destination by Hyatt, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, and Thompson Hotels.
(b) Includes Hyatt, Hyatt Centric, Hyatt Regency, JdV by Hyatt, and Me and All Hotels.
(c) Includes Caption by Hyatt, Hyatt House, Hyatt Place, and UrCove.
(d) Includes Alua Hotels & Resorts, Breathless Resorts & Spas, Dreams Resorts & Spas, Hyatt Zilara, Hyatt Ziva, Impressions by Secrets, Secrets Resorts & Spas, Sunscape Resorts & Spas, and Zoëtry Wellness & Spa Resorts.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Properties and Rooms by Geography

	December 31, 2024
	Managed (a)		Franchised		Owned and Leased (b)		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Geography:
United States	183	65,053	524	89,104	14	5,672	721	159,829
Americas (excluding United States)	35	9,655	39	6,009	4	1,196	78	16,860
Greater China	107	32,387	78	13,004	—	—	185	45,391
Asia Pacific (excluding Greater China)	129	31,407	11	2,839	—	—	140	34,246
Europe	51	11,863	69	11,551	4	1,059	124	24,473
Middle East & Africa	43	10,243	2	551	—	—	45	10,794
System-wide hotels (c)	548	160,608	723	123,058	22	7,927	1,293	291,593

Americas (excluding United States)	90	37,916	8	3,153	—	—	98	41,069
Europe (d)	42	12,314	—	—	9	2,325	51	14,639
System-wide all-inclusive resorts	132	50,230	8	3,153	9	2,325	149	55,708

System-wide (e)	680	210,838	731	126,211	31	10,252	1,442	347,301

Mr & Mrs Smith (f)							1,031	36,347
Hyatt Vacation Club							22	1,997
Residential							43	5,174
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Figures do not include all-inclusive properties.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include Hyatt Vacation Club, Mr & Mrs Smith, and certain residential units.
(f) Represents unaffiliated Mr & Mrs Smith properties available through Hyatt.com. At December 31, 2024, the Mr & Mrs Smith platform included 2,251 properties and approximately 105,000 rooms that pay commissions through the Company's distribution segment revenues.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	December 31, 2024
	Managed (a)		Franchised		Owned and Leased (b)		Total
Brands by Chain Scale:	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms

Luxury (c)
Alila	17	1,942	—	—	—	—	17	1,942
Andaz	26	5,904	1	715	2	507	29	7,126
Destination by Hyatt	12	2,670	8	3,769	—	—	20	6,439
Grand Hyatt	62	32,495	3	1,331	2	903	67	34,729
Miraval	—	—	—	—	3	383	3	383
Park Hyatt	45	8,390	—	—	3	549	48	8,939
The Unbound Collection by Hyatt	18	3,104	30	5,282	—	—	48	8,386
Thompson Hotels	16	3,329	3	662	—	—	19	3,991

Upper Upscale (c)
Bunkhouse Hotels	11	598	—	—	—	—	11	598
Dream Hotels	4	808	1	178	—	—	5	986
Hyatt	6	1,087	7	1,151	1	1,298	14	3,536
Hyatt Centric	33	6,887	34	6,811	1	138	68	13,836
Hyatt Regency	170	72,136	61	20,981	6	3,355	237	96,472
JdV by Hyatt	16	2,224	41	6,270	—	—	57	8,494
Me and All Hotels	—	—	7	1,137	—	—	7	1,137
The Standard	6	942	3	580	—	—	9	1,522
The StandardX	2	187	—	—	—	—	2	187

Upscale & Upper Midscale (c)
Caption by Hyatt	2	390	2	377	—	—	4	767
Hyatt House	23	3,268	115	16,328	—	—	138	19,596
Hyatt Place	78	13,447	350	49,403	4	794	432	63,644
UrCove	—	—	57	8,083	—	—	57	8,083

All-inclusive
Bahia Principe Hotels & Resorts	21	11,685	—	—	—	—	21	11,685
Breathless Resorts & Spas	6	2,311	—	—	—	—	6	2,311
Dreams Resorts & Spas	32	13,741	—	—	—	—	32	13,741
Hyatt Zilara	1	291	3	919	—	—	4	1,210
Hyatt Ziva	1	438	5	2,234	—	—	6	2,672
Impression by Secrets	2	323	—	—	—	—	2	323
Secrets Resorts & Spas	26	9,719	—	—	—	—	26	9,719
Zoëtry Wellness & Spa Resorts	7	541	—	—	—	—	7	541
Hyatt Vivid Hotels & Resorts	1	400	—	—	—	—	1	400
Sunscape Resorts & Spas	8	3,803	—	—	—	—	8	3,803
Alua Hotels & Resorts	26	6,760	—	—	9	2,325	35	9,085

Other	2	1,018	—	—	—	—	2	1,018
System-wide (d)	680	210,838	731	126,211	31	10,252	1,442	347,301
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Chain scale classification as defined by Smith Travel Research.
(d) Includes eight properties that Hyatt currently intends to rebrand to the respective brand at a future date and six non-branded managed properties.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Hyatt Hotels Corporation	$(56)	$26	$1,296	$220
Contra revenue	13	13	69	47
Revenues for reimbursed costs	(841)	(791)	(3,352)	(3,058)
Stock-based compensation expense (a)	7	15	62	75
Transaction and integration costs (b)	16	11	42	42
Depreciation and amortization	76	100	333	397
Reimbursed costs	887	842	3,457	3,144
Equity (earnings) losses from unconsolidated hospitality ventures	1	5	(31)	1
Interest expense	52	40	180	145
(Gains) losses on sales of real estate and other	22	—	(1,245)	(18)
Asset impairments	161	17	213	30
Other (income) loss, net	(105)	(31)	(257)	(124)
(Benefit) provision for income taxes	8	(17)	267	90
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	14	19	62	64
Adjusted EBITDA	$255	$249	$1,096	$1,055
(a) Includes amounts recognized in general and administrative expenses and distribution expenses.
(b) During the year ended December 31, 2024, the Company revised its definition of Adjusted EBITDA to exclude transaction and integration costs and recast prior-period results to provide comparability. The revised definition excludes integration costs, which were previously recognized in integration costs during the three months ended March 31, 2024 and general and administrative expenses during the years ended December 31, 2023 and December 31, 2022, and transaction costs, which were previously recognized in general and administrative expenses during the three months ended March 31, 2024 and the years ended December 31, 2023 and December 31, 2022. Previously, only transaction costs recognized in gains (losses) on sales of real estate and other and other income (loss), net were excluded from Adjusted EBITDA. As these costs may vary in frequency or magnitude, the Company believes the revised definition presents a more representative measure of its core operations, assists in the comparability of results, and provides information consistent with how management evaluates operating performance. Refer to schedule A-12 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.

The table below provides a breakdown for Adjusted EBITDA:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Management and franchising	$219	$205	$854	$782
Owned and leased	57	90	261	320
Distribution	20	6	140	129
Overhead	(41)	(52)	(160)	(177)
Eliminations	—	—	1	1
Adjusted EBITDA	$255	$249	$1,096	$1,055

(in millions)	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$633	$800
Capital expenditures	(170)	(198)
Free Cash Flow	$463	$602
Cash taxes on asset sales	77	—
Adjusted Free Cash Flow	$540	$602

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: G&A Expenses to Adjusted G&A Expenses
Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
G&A expenses	$136	$167	$548	$578
Less: Rabbi trust impact	(3)	(26)	(46)	(49)
Less: Stock-based compensation expense	(6)	(14)	(58)	(72)
Adjusted G&A Expenses	$127	$127	$444	$457

The table below provides a breakdown for Adjusted G&A Expenses:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Management and franchising	$83	$57	$268	$218
Owned and leased	3	3	10	11
Distribution	—	15	6	51
Overhead	41	52	160	177
Adjusted G&A Expenses	$127	$127	$444	$457

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Net Income (Loss) Attributable to Hyatt Hotels Corporation and Diluted Earnings (Losses) Per Class A and Class B Share to Adjusted Net Income Attributable to Hyatt Hotels Corporation and Adjusted Diluted Earnings Per Class A and Class B Share

(in millions, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Hyatt Hotels Corporation	$(56)	$26	$1,296	$220
Diluted earnings (losses) per share	$(0.58)	$0.25	$12.65	$2.05
Special items:
Asset impairments (a)	161	17	213	30
Fund deficits (b)	30	38	50	43
(Gains) losses on sales of real estate and other (c)	22	—	(1,245)	(18)
Transaction and integration costs (d)	16	11	42	42
Utilization of Avendra and other proceeds (e)	5	5	20	16
Restructuring costs (f)	5	5	5	4
Impairment of an equity security without a readily determinable fair value (g)	5	—	5	—
Unconsolidated hospitality ventures (h)	(15)	1	(84)	1
Contingent consideration liability fair value adjustments (i)	(19)	8	(39)	9
Unrealized gains (j)	(57)	(27)	(53)	(36)
Other	1	1	(2)	2
Special items - pre-tax	154	59	(1,088)	93
Income tax (provision) benefit for special items	(58)	(11)	167	(17)
Total special items - after-tax	$96	$48	$(921)	$76
Special items impact per diluted share	$1.00	$0.45	$(8.99)	$0.70
Adjusted net income attributable to Hyatt Hotels Corporation	$40	$74	$375	$296
Adjusted diluted earnings per share	$0.42	$0.70	$3.66	$2.75
(a) During the three months ended December 31, 2024 (Q4 2024), we recognized $161 million of impairment charges related to goodwill and definite and indefinite-lived intangible assets. Additionally, during the year ended December 31, 2024 (YTD 2024), we recognized $37 million of impairment charges related to property and equipment, definite-lived intangible assets, and operating lease right-of-use assets and a $15 million goodwill impairment charge in connection with the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino. During the three months ended December 31, 2023 (Q4 2023), we recognized $17 million of impairment charges related to indefinite-lived intangible assets. Additionally, during the year ended December 31, 2023 (YTD 2023), we recognized $13 million of impairment charges, primarily related to definite-lived intangible assets. The impairment charges were recognized in asset impairments on our consolidated statements of income (loss).
(b) During Q4 2024, YTD 2024, Q4 2023, and YTD 2023, we recognized net deficits, which we intend to recover in future periods on certain funds due to the timing of revenue and expense recognition in revenues for reimbursed costs, reimbursed costs, and other income (loss), net on our consolidated statements of income (loss).
(c) During Q4 2024, we recognized pre-tax losses related to a decrease in the carrying value of the contingent consideration receivable recorded in conjunction with the sale of Destination Residential Management business ($17 million) and related to the sale of Hyatt Regency O'Hare Chicago ($5 million). Additionally, during YTD 2024, we recognized pre-tax gains related to the sales of Hyatt Regency Orlando and an adjacent undeveloped land parcel ($514 million), Park Hyatt Zurich ($257 million), and Hyatt Regency San Antonio Riverwalk ($100 million), the UVC Transaction ($231 million), and the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino ($172 million) as well as a $4 million pre-tax loss related to the sale of Hyatt Regency Green Bay. During YTD 2023, we recognized a $19 million pre-tax gain related to the sale of the Destination Residential Management business. The gains and losses were recognized in gains (losses) on sales of real estate and other on our consolidated statements of income (loss).
(d) During Q4 2024 and YTD 2024, we recognized transaction costs primarily related to the Bahia Principe Transaction and acquisition of Standard International and integration costs related to Apple Leisure Group and Standard International. Additionally, during YTD 2024, we recognized integration costs related to Dream Hotel Group and Mr & Mrs Smith. During Q4 2023 and YTD 2023, we recognized transaction costs primarily related to potential transactions and integration costs related to Apple Leisure Group, Dream Hotel Group, and Mr & Mrs Smith. Additionally, during YTD 2023, we recognized transaction costs related to Dream Hotel Group, Mr & Mrs Smith, and our unconsolidated hospitality venture in India. The costs were recognized in transaction and integration costs on our consolidated statements of income (loss).
(e) During Q4 2024, YTD 2024, Q4 2023, and YTD 2023, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels in reimbursed costs and depreciation and amortization expenses on our consolidated statements of income (loss). The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(f) During Q4 2024, YTD 2024, Q4 2023, and YTD 2023, we recognized restructuring expense for severance costs in other income (loss), net on our consolidated statements of income (loss).
(g) During Q4 2024 and YTD 2024, we recognized an impairment charge related to an investment in an equity security without a readily determinable fair value in other income (loss), net on our consolidated statements of income (loss).
(h) During Q4 2024, we recognized $20 million of gains related to the sale of our ownership interest in two equity method investments and a $5 million impairment charge related to an unconsolidated hospitality venture. Additionally, during YTD 2024, we recognized a $79 million non-cash pre-tax gain related to the dilution of our ownership interest in an unconsolidated hospitality venture in India and a $10 million impairment charge related to one of our unconsolidated hospitality ventures. All activity was recognized in equity earnings (losses) from unconsolidated hospitality ventures on our consolidated statements of income (loss).
(i) During Q4 2024, YTD 2024, Q4 2023, and YTD 2023, we recognized fair value adjustments primarily related to the Dream Hotel Group contingent consideration liability in other income (loss), net on our consolidated statements of income (loss).
(j) During Q4 2024, YTD 2024, Q4 2023, and YTD 2023, we recognized unrealized gains due to the change in fair value of our marketable securities in other income (loss), net on our consolidated statements of income (loss).

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Segment Adjusted EBITDA

(in millions)	Fiscal Year 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels (a)	$45	$62	$49	$43	$199
Less: Contribution from sold owned and leased hotels (b)	(37)	(28)	(11)	(1)	(77)
Owned and leased hotels less contribution from sold hotels (c)	$8	$34	$38	$42	$122

Pro rata share of unconsolidated hospitality ventures	$17	$17	$14	$14	$62
Less: Contribution from sold unconsolidated hospitality ventures (d)(e)(f)	(1)	(1)	(1)	—	(3)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (g)	$16	$16	$13	$14	$59

	Fiscal Year 2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels (a)	$59	$68	$58	$71	$256
Less: Contribution from sold owned and leased hotels (b)	(47)	(36)	(31)	(37)	(151)
Owned and leased hotels less contribution from sold hotels (c)	$12	$32	$27	$34	$105

Pro rata share of unconsolidated hospitality ventures	$14	$17	$14	$19	$64
Less: Contribution from sold unconsolidated hospitality ventures (d)(e)(f)	(1)	(1)	(1)	(2)	(5)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (g)	$13	$16	$13	$17	$59

(a) Owned and leased hotels has been recast for comparability as a result of the Company's revised definition of Adjusted EBITDA and excludes the impact of the asset acquisition of three Alua properties. Refer to the commentary on schedule A-6 for additional details.
(b) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have been sold as of December 31, 2024 and entered into long-term management or franchise agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Aruba Resort Spa and Casino (1Q24), Park Hyatt Zurich (2Q24), Hyatt Regency San Antonio Riverwalk (2Q24), Hyatt Regency Green Bay (2Q24), Hyatt Regency Orlando (3Q24), and Hyatt Regency O'Hare Chicago (4Q24).
(c) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of December 31, 2024.
(d) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have been sold as of December 31, 2024. Unconsolidated hospitality ventures that have been sold include Hyatt Place Panama City / Downtown (1Q23), Park Hyatt Los Cabos at Cabo Del Sol hotel and residences (4Q24), and Hyatt Centric Downtown Nashville (4Q24).
(e) Contribution from sold unconsolidated hospitality ventures includes the pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one property, for which the operating lease was terminated during the year ended December 31, 2023.
(f) Contribution from sold unconsolidated hospitality ventures includes the net impact to pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one of our unconsolidated hospitality ventures in India, for which our ownership percentage was diluted from 50.0% to 38.8% as a result of its initial public offering.
(g) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of December 31, 2024.

Hyatt Hotels Corporation
Pipeline Approximate Mix

	December 31, 2024
	Approx. Hotels	Approx. Rooms
Geography:
United States	175	24,000
Americas (excluding United States)	85	20,000
Greater China	245	52,000
Asia Pacific (excluding Greater China)	140	25,000
Europe	50	10,000
Middle East & Africa	25	7,000
System-wide hotels	720	138,000

Chain Scale: (a)
Luxury (b)	170	39,000
Upper Upscale (c)	200	46,000
Upscale (d)	230	38,000
Upper Midscale (e)	120	15,000
Total	720	138,000

Contract Type:
Managed	360	84,000
Franchised	360	54,000
Total	720	138,000
(a) Chain scale classification as defined by Smith Travel Research.
(b) Includes Alila, Andaz, Destination by Hyatt, Dreams Resorts & Spas, Grand Hyatt, Hyatt Zilara, Hyatt Ziva, Miraval, Park Hyatt, Secrets Resorts & Spas, The Unbound Collection by Hyatt, Thompson Hotels, and Zoëtry Wellness & Spa Resorts.
(c) Includes Bunkhouse Hotels, Dream Hotels, Hyatt Centric, Hyatt Regency, Hyatt Vivid Hotels & Resorts, JdV by Hyatt, Me and All Hotels, The Standard, and The StandardX.
(d) Includes Alua Hotels & Resorts, Caption by Hyatt, Hyatt House, and Hyatt Place.
(e) Includes Hyatt Studios and UrCove.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2025 Outlook. The Company's 2025 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2025 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$190	$240
Contra revenue	58	58
Stock-based compensation expense (a)	65	65
Transaction and integration costs	49	44
Depreciation and amortization	313	313
Reimbursed costs, net of revenues for reimbursed costs	137	117
Equity (earnings) losses from unconsolidated hospitality ventures	47	47
Interest expense	205	205
Other (income) loss, net	(112)	(132)
(Benefit) provision for income taxes	92	122
Net income (loss) attributable to noncontrolling interests	1	6
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	55	65
Adjusted EBITDA	$1,100	$1,150
(a) Includes amounts recognized in general and administrative expenses and distribution expenses.

	Year Ended December 31, 2025 Outlook Range
	Low Case	High Case
G&A expenses	$512	$522
Less: Rabbi trust impact	—	—
Less: Stock-based compensation expense	(62)	(62)
Adjusted G&A Expenses	$450	$460

	Year Ended December 31, 2025 Outlook Range
	Low Case	High Case
Net cash provided by operating activities	$485	$535
Capital expenditures	(150)	(150)
Free Cash Flow	$335	$385
Cash taxes on asset sales	115	115
Adjusted Free Cash Flow	$450	$500

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA)
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a measure that is not recognized in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests and our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•management and hotel services agreement and franchise agreement assets ("key money assets") amortization and performance cure payments, which constitute payments to customers ("Contra revenue");
•revenues for reimbursed costs;
•stock-based compensation expense;
•transaction and integration costs;
•depreciation and amortization;
•reimbursed costs that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•interest expense;
•gains (losses) on sales of real estate and other;
•asset impairments;
•other income (loss), net; and
•benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit or provision for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted.
We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. If we collect amounts in excess of amounts spent, we have a commitment to our hotel owners to spend these amounts on the related system-wide services and programs. Additionally, if we spend in excess of amounts collected, we have a contractual right to adjust future collections or expenditures to recover prior-period costs. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the system-wide services and programs are operated in the best long-term interests of our hotel owners. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.
Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted General and Administrative ("G&A") Expenses
Adjusted G&A Expenses, as we define it, is a non-GAAP measure. Adjusted G&A Expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted G&A Expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share ("EPS")
Adjusted Net Income (Loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted Net Income (Loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted Net Income (Loss) per diluted share. We consider Adjusted Net Income (Loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted Net Income (Loss) and Adjusted Diluted EPS are not a substitute for Net Income (Loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted Net Income (Loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted Net Income (Loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted Net Income (Loss) and Adjusted Diluted EPS supplementally.
Asset-Light Earnings Mix
Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the management and franchising segment and distribution segment divided by Adjusted EBITDA, excluding overhead and eliminations. Our management uses this calculation to assess the composition of the Company's earnings.

Average Daily Rate ("ADR")
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Bahia Principe Transaction
During the year ended December 31, 2024, the Company entered into a shareholders' agreement with an unrelated third-party and acquired 50% of the outstanding shares of Management Hotelero Piñero, S.L. The joint venture, which is a variable interest entity, owns the Bahia Principe brand and manages Bahia Principe Hotels & Resorts-branded properties. As we are the primary beneficiary of the joint venture, we consolidate the operating results and financial position of the entity in our consolidated financial statements.
Comparable Owned and Leased Margin
We define comparable owned and leased margin as the difference between comparable owned and leased revenues and comparable owned and leased expenses. Comparable owned and leased revenues is calculated by removing non-comparable hotels revenues from owned and leased revenues as reported in our consolidated statements of income (loss). Comparable owned and leased expenses is calculated by removing both non-comparable owned and leased expenses and the impact of expenses funded through rabbi trusts from owned and leased expenses as reported in our consolidated statements of income (loss). We believe comparable owned and leased operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Comparable system-wide and Comparable owned and leased
"Comparable system-wide" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within the management and franchising segment. "Comparable owned and leased" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. We may use variations of comparable owned and leased to specifically refer to comparable owned and leased hotels or our all-inclusive resorts, for those properties that we own or lease within the owned and leased segment. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. "Non-comparable system-wide" or "non-comparable owned and leased" represent all properties that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at current-period exchange rates. These restated amounts are then compared to our current-period reported amounts to provide operationally driven variances in our results.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow less estimated cash taxes on asset sales. We believe Free Cash Flow and Adjusted Free Cash Flow to be useful liquidity measures to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and cash taxes on asset sales and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow and Adjusted Free Cash Flow are not necessarily representative of how we will use excess cash. Free Cash Flow and Adjusted Free Cash Flow are not substitutes for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and Adjusted Free Cash Flow, and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow and Adjusted Free Cash Flow supplementally.
Net Package ADR
Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Net Package Revenue Per Available Room ("RevPAR")
Net Package RevPAR is the product of the Net Package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of packages comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a geographical and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a property or group of properties. Occupancy measures the utilization of a property's available capacity. We use occupancy to gauge demand at a specific property or group of properties in a given period. Occupancy levels also help us determine achievable ADR levels as demand for property rooms increases or decreases.
RevPAR
RevPAR is the product of the ADR and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a geographical and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.
UVC Transaction
During the year ended December 31, 2024, we completed a restructuring of the entity that owns the Unlimited Vacation Club paid membership program business and sold 80% of the entity to an unrelated third party for $80 million. As a result of the transaction, we deconsolidated the entity as we no longer have a controlling financial interest, and we account for our remaining 20% ownership interest as an equity method investment in an unconsolidated hospitality venture (the "UVC Transaction"). We continue to manage the Unlimited Vacation Club business under a long-term management agreement and license and royalty agreement. The operating results of the Unlimited Vacation Club business prior to the UVC Transaction are reported within our distribution segment.